Exhibit 3.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “ASSETMARK FINANCIAL HOLDINGS, INC.”, FILED IN THIS OFFICE ON THE FIFTH DAY OF JULY, A.D. 2019, AT 12:38 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
5308921 8100 SR# 20195827502	Authentication: 203161702 Date: 07-05-19

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 12:38 PM 07/05/2019 FILED 12:38 PM 07/05/2019 SR 20195827502 - File Number 5308921

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ASSETMARK FINANCIAL HOLDINGS, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

AssetMark Financial Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

A. The name of the Corporation is AssetMark Financial Holdings, Inc. The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was March 25, 2013 (the “Original Certificate of Incorporation”). The name under which the Corporation filed the Original Certificate of Incorporation was “AqGen Liberty Management II, Inc.”

B. This Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

C. The text of the Certificate of Incorporation as amended and restated shall read in full as follows:

ARTICLE I

NAME

The name of the corporation is AssetMark Financial Holdings, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE AND POWERS

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Stock. The Corporation shall be authorized to issue 750,000,000 shares of capital stock, of which (a) 675,000,000 shares shall be shares of Common Stock, par value $0.001 per share (the “Common Stock”), and (b) 75,000,000 shares shall be shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”). Subject to the rights of the holders of any series of Preferred Stock then outstanding, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of Common Stock or Preferred Stock, as the case may be, then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation, voting as a single class, representing a majority of the Total Voting Power, irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of either Common Stock or Preferred Stock, voting separately as a class, shall be required therefor. Capitalized terms used in this Certificate of Incorporation without definition shall have the meanings assigned thereto in Article XII.

Section 4.2 Preferred Stock.

(a) The Board of Directors of the Corporation (the “Board of Directors”) is hereby authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued shares of Preferred Stock, of one or more classes or series of Preferred Stock, without any action or vote by the Corporation’s stockholders (except as may otherwise be required by the terms of any class or series of Preferred Stock then outstanding), and, with respect to each such class or series, fix the designations, powers, preferences and relative, participating, optional or other rights (including with respect to voting), if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by the DGCL. The designations, powers, preferences and relative, participating, optional or other rights of each class or series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other classes and series at any time outstanding.

(b) Without limiting the generality of Section 4.2(a), the resolution or resolutions providing for issuance of any class or series of Preferred Stock may provide that such class or series shall be superior to, rank equally with or be junior to any other class or series of Preferred Stock to the extent permitted by applicable law. The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights of the holders of Preferred Stock of any class or series as may be designated by the Board of Directors upon any issuance of Preferred Stock.

(c) Any shares of any class or series of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by applicable law or by the terms of any such class or series of Preferred Stock.

Section 4.3 Provisions Applicable to Common Stock and Preferred Stock.

(a) Voting Rights. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any class or series of Preferred Stock) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series of Preferred Stock are entitled, either separately or together with the holders of one or more other outstanding classes or series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation or the DGCL.

(b) No Preemptive Rights. No stockholder shall be entitled to any preemptive right to subscribe for, purchase or receive any part of any new or additional issue of Stock of any class or series of the Corporation, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for Stock of the Corporation, solely by virtue of being a stockholder of the Corporation.

(c) Forward Stock Split. Upon the effective time (the “Effective Time”) of the filing of this Certificate of Incorporation, each one (1) share of the Corporation’s Common Stock that is issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time (which shall include each fractional interest in Common Stock in excess of one (1) share held by any stockholder) is and shall be subdivided and reclassified into 661,500 fully paid, nonassessable shares of Common Stock (or, with respect to such fractional interests, such lesser number of shares as may be applicable based upon such 661,500-to-one ratio) (the “Forward Stock Split”). The par value per share of the Common Stock shall not be affected by the Forward Stock Split.

ARTICLE V

CORPORATE OPPORTUNITIES AND RELATED MATTERS

Section 5.1 Huatai Entities. Except as otherwise agreed in writing between the Corporation, on the one hand, and a Huatai Entity on the other hand, the Huatai Entities shall, to the fullest extent permitted by law, have no duty to refrain from (1) engaging in the same or similar activities or lines of business as any Corporation Entity, (2) doing business with any client, contractor, customer or vendor of any Corporation Entity or (3) employing, or otherwise engaging or soliciting for such purpose, any officer, director or employee of any Corporation Entity. To the fullest extent permitted by law, no Huatai Entity shall be deemed to have breached its fiduciary duties, if any, to any Corporation Entity or its stockholders solely by reason of engaging in any activity described in clauses (1) through (3) of the immediately preceding sentence. If any Huatai Entity is offered, or acquires knowledge of, a potential transaction or business opportunity that is or may be a corporate opportunity for any Corporation Entity, the Corporation, on behalf of itself and each Corporation Entity, to the fullest extent permitted by law, renounces any interest or expectancy in such potential transaction or business opportunity or being offered an opportunity to participate therein and waives any claim that such potential transaction or business opportunity constituted a corporate opportunity that should have been presented to any Corporation Entity unless such corporate opportunity is subject to Section 5.2(b). In the case of any potential transaction or business opportunity in which the Corporation has renounced its interest and expectancy in accordance with the immediately preceding sentence, the Huatai Entities shall, to the fullest extent permitted by law, not be liable to any Corporation Entity or its stockholders for breach of any fiduciary duty as a direct or indirect stockholder of any Corporation Entity by reason of the fact that any one or more of the Huatai Entities pursues or acquires such potential transaction or business opportunity for itself, directs such potential transaction or business opportunity to another Person, or otherwise does not communicate information regarding such potential transaction or business opportunity to the Corporation or any Corporation Entity.

Section 5.2 Officials.

(a) If a Corporation Official who is also a Huatai Entity Official is offered, or acquires knowledge of, a potential transaction or business opportunity that is or may be a corporate opportunity in any manner for any Corporation Entity, except as provided in Section 5.2(b), (i) the Corporation, on behalf of itself and each Corporation Entity, to the fullest extent permitted by law, renounces any interest or expectancy in such potential transaction or business opportunity or being offered an opportunity to participate therein and waives any claim that such potential transaction or business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any such Corporation Entity and (ii) such Corporation Official shall have no duty to communicate or present such potential transaction or business opportunity to the Corporation or any Corporation Entity and shall, to the fullest extent permitted by law, not be liable to any Corporation Entity or its stockholders for breach of any fiduciary duty as a Corporation Official, including, without limitation, by reason of the fact that any one or more of the Huatai Entities pursues or acquires such potential transaction or business opportunity for itself, directs such potential transaction or business opportunity to another Person, or otherwise does not communicate information regarding such potential transaction or business opportunity to the Corporation or any Corporation Entity.

(b) Notwithstanding anything to the contrary in this Article V, the Corporation does not renounce any interest or expectancy it may have in any corporate opportunity that is expressly offered to any Corporation Official in writing solely in his or her capacity as a Corporation Official.

Section 5.3 Amendments. No amendment, repeal or termination of this Article V shall apply to or have any effect on the liability or alleged liability of any Huatai Entity or any Corporation Official for or with respect to any corporate opportunity that such Huatai Entity or such Corporation Official was offered, or of which such Huatai Entity or such Corporation Official acquired knowledge, prior to such amendment, repeal or termination.

Section 5.4 Notice. Any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article V.

Section 5.5 Termination. Notwithstanding any other provision of this Certificate of Incorporation to the contrary, the provisions of Article V (other than Section 5.3) shall automatically terminate, expire and have no further force and effect from and after the date that the Huatai Entities cease to beneficially own in the aggregate shares of capital stock of the Corporation representing a majority of the Total Voting Power.

ARTICLE VI

BOARD OF DIRECTORS

Section 6.1 Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 6.2 Number. The number directors that shall constitute the Board of Directors shall be determined in the manner set forth in the Bylaws.

Section 6.3 Election of Directors.

(a) Classified Board. The Board of Directors, other than those directors elected by the holders of any class or series of Preferred Stock the terms of which do not include classification, shall be divided into three (3) classes, designated Class I, Class II and Class III, with each class consisting, as nearly as may be practicable, of one-third of the total number of directors specified in accordance with Section 6.2. Each director shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected; provided that directors initially designated as Class I directors shall serve for a term ending on the date of the first annual meeting of stockholders following the date on which the Common Stock is first publicly traded (the “IPO Date”), directors initially designated as Class II directors shall serve for a term ending on the date of the second annual meeting of stockholders following the IPO Date and directors initially designated as Class III directors shall serve for a term ending on the date of the third annual meeting of stockholders following the IPO Date. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. In the event of any change in the number of directors, the Board of Directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class. In no event will a decrease in the number of directors shorten the term of any incumbent director. The Board of Directors is authorized to assign directors already in office to Class I, Class II or Class III.

(b) No Cumulative Voting. There shall be no cumulative voting in the election of directors.

(c) No Written Ballot. Election of directors need not be by written ballot unless the Bylaws so provide.

Section 6.4 Vacancies. Except as required by law, any vacancy on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall be filled solely by a majority of the remaining directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term that shall coincide with the remaining term of the Class to which such director shall have been elected.

Section 6.5 Removal. So long as the Huatai Entities beneficially own in the aggregate shares of capital stock of the Corporation representing a majority of the Total Voting Power, directors may be removed from office by the stockholders with or without cause with the affirmative vote of holders of not less than a majority of the Total Voting Power. From and after the date that the Huatai Entities cease to beneficially own in the aggregate shares of capital stock of the Corporation representing a majority of the Total Voting Power, directors may be removed from office by the stockholders only for cause with the affirmative vote of the holders of not less than a majority of the Total Voting Power.

Section 6.6 Preferred Stock Directors. Notwithstanding anything else contained herein, whenever the holders of one or more class or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of such class or series of Preferred Stock, including pursuant to a certificate of designation, adopted by resolution or resolutions adopted by the Board of Directors pursuant to Section 4.2, and such directors so elected shall not be subject to the provisions of this Article VI unless otherwise provided therein. In the event that the rights of any class or series of Preferred Stock to elect directors would preclude the holders of Common Stock from electing at least one director, the Board of Directors shall increase the number of directors prior to the issuance of such class or series of Preferred Stock to the extent necessary to allow such holders of Common Stock to elect at least one (1) director in accordance with the provisions of this Article VI.

Section 6.7 Quorum. A majority of the Board of Directors then in office shall constitute a quorum for the transaction of business at any meeting of the Board of Directors and, except as otherwise expressly required by law, by this Certificate of Incorporation or by the Bylaws, the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.

ARTICLE VII

STOCKHOLDER ACTION

Section 7.1 Annual Meetings. An annual meeting of the stockholders for the Corporation for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, if any, and on such date and at such time as the Board of Directors shall determine.

Section 7.2 Special Meetings. Except as otherwise required by law or fixed pursuant to any certificate of designation relating to the rights of the holders of any class or series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by (1) the Chairperson of the Board of Directors or (2) the Board of Directors pursuant to a resolution adopted by the vote of a majority of the directors then in office. No business other than that stated in the Corporation’s notice of a special meeting of stockholders (or any supplement thereto) shall be transacted at such special meeting.

Section 7.3 Written Consent. At any time when the Huatai Entities beneficially own in the aggregate shares of capital stock of the Corporation representing a majority of the Total Voting Power, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted. At any time when the Huatai Entities do not beneficially own in the aggregate shares of capital stock of the Corporation representing a majority of the Total Voting Power, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by stockholders; provided, however, that any action required or permitted to be taken by the holders of any class or series of Preferred Stock, voting separately as a series or together with the holders of one or more other classes or series of Preferred Stock, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable terms of such class or series of Preferred Stock.

ARTICLE VIII

BYLAWS

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend and repeal the Bylaws.

The stockholders may also adopt, amend or repeal the Bylaws with the affirmative vote of the holders of not less than 66 2⁄3% of the Total Voting Power, subject to the rights of holders of any class or series of Preferred Stock then outstanding.

ARTICLE IX

LIMITATIONS ON LIABILITY AND INDEMNIFICATION

Section 9.1 Limited Liability. To the fullest extent permitted by law, no director of this Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 9.2 Indemnity. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any individual (and the heirs, executors or administrators of such individual) (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or an individual for whom he or she is the legal representative, is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a limited liability company, partnership, joint venture, trust or other enterprise, and such indemnification shall continue as to an individual who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors. The Corporation may, by the action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers as the Board of Directors shall determine to be appropriate and authorized by applicable law.

Section 9.3 Expenses. The Corporation shall to the fullest extent permitted by applicable law pay the expenses (including attorneys’ fees and expenses) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article IX or otherwise. The rights contained in this Section 9.3 shall inure to the benefit of a Covered Person’s heirs, executors and administrators. By action of the Board of Directors, the Corporation may advance expenses to employees and agents of the Corporation with the same scope and effect as the foregoing rights to advancement of expenses of directors and officers as the Board of Directors shall determine to be appropriate and authorized by applicable law.

Section 9.4 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the DGCL.

Section 9.5 No Duplication. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise shall be reduced by any amount such Covered Person has been paid as indemnification or advancement of expenses from such other corporation, limited liability company, partnership, joint venture, trust or other enterprise.

Section 9.6 Severability. If this Article IX or any portion hereof is invalidated on any ground by any court of competent jurisdiction, then the Corporation will nevertheless indemnify each Covered Person entitled to indemnification under Section 9.2 hereof to the fullest extent permitted by any applicable portion of this Article IX that shall not have been invalidated and to the fullest extent permitted by applicable law.

Section 9.7 Non-Exclusivity. The rights conferred on any Covered Person by this Article IX shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire. This Article IX shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to individuals other than Covered Persons, to a greater extent or in a manner otherwise different than provided for in this Article IX when and as authorized by appropriate corporate action.

Section 9.8 Preservation of Rights. Neither the amendment nor repeal of this Article IX, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by the DGCL, any modification of law, shall adversely affect any right or protection of any person granted pursuant to this Article IX existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

ARTICLE X

EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law and subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee, agent or trustee of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or arising pursuant to this Certificate of Incorporation or the Bylaws (in each case, as they may be amended from time to time) or (4) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation that is governed by the internal affairs doctrine. This Article X shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision with respect to the Securities Act of 1933, as amended.

Any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.

ARTICLE XI

BUSINESS COMBINATIONS

The Corporation hereby elects not to be governed by Section 203 of the DGCL until such time as the Huatai Entities cease to beneficially own in the aggregate shares of capital stock of the Corporation representing at least 15% of the Total Voting Power, whereupon the Corporation shall, immediately and automatically, without further action on the part of the Corporation or any holder of capital stock of the Corporation, become governed by Section 203 of the DGCL, except that any Person who acquires capital stock of the Corporation in a transfer from a Huatai

Entity (i) for which such Huatai Entity designates such Person as a transferee of such Huatai Entity in writing, and (ii) immediately before which transfer the Huatai Entities beneficially owned in the aggregate shares of capital stock of the Corporation representing at least 15% of the Total Voting Power and immediately after which transfer the Huatai Entities cease to beneficially own in the aggregate shares of capital stock of the Corporation representing at least 15% of the Total Voting Power, shall be deemed to not be an “interested stockholder,” as such term is defined in Section 203 of the DGCL, as a result of such transfer and such transfer shall be deemed to have been approved by the Board of Directors without such Person becoming an interested stockholder.

ARTICLE XII

CERTAIN DEFINITIONS

As used in this Certificate of Incorporation, the following terms have the following meanings:

(a) “Affiliate” of any Person means any entity that controls, is controlled by, or is under common control with such Person. “Affiliated” shall have a correlative meaning.

(b) “beneficial owner” and “beneficial ownership” (including the term “beneficially own”) have the meanings ascribed to such terms in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(c) “Bylaws” means the Amended and Restated Bylaws of the Corporation, as may be amended from time to time.

(d) “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a legal entity, whether through the ownership of voting interests, by contract, or otherwise.

(e) “corporate opportunity” includes, but not be limited to, (1) business opportunities that (i) the Corporation or any Corporation Entity is financially able, contractually permitted and legally able to undertake, (ii) are, from their nature, in the line of the business of the Corporation or any Corporation Entity and (iii) are of practical advantage to the Corporation or any Corporation Entity and (2) business opportunities in which the Corporation or any Corporation Entity, but for the provisions of Article V, would have an interest or a reasonable expectancy.

(f) “Corporation Entities” means the Corporation or any of its Subsidiaries.

(g) “Corporation Official” means each natural person who is a director or an officer (or both) of the Corporation or one or more Corporation Entities.

(h) “Huatai” means Huatai International Investment Holdings Limited, a company organized under the laws of the Cayman Islands, any of its successors by way of merger, consolidation or share exchange, any acquiror of all or substantially all of its assets and any Person of which Huatai International Investment Holdings Limited becomes a Subsidiary.

(i) “Huatai Entities” means Huatai and each of its Affiliates (other than the Corporation Entities).

(j) “Huatai Entity Official” means each natural person who is a director, officer and/or employee of one or more Huatai Entities.

(k) “Person” means an individual, a partnership (including a limited partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity, including governmental authorities; each reference to a “record holder” or “record owner” of shares, if a natural person, shall be deemed to include in his or her representative capacity a guardian, committee, executor, administrator or other legal representative of such natural person or record holder.

(l) “Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or business trust, whether voting or non-voting.

(m) “Subsidiary” means, as to any Person, a corporation, partnership, limited liability company, joint venture, association or other legal entity (1) in which such Person beneficially owns voting interests representing 50% or more in voting power of the outstanding voting interests or (2) if no governing body exists at such legal entity, in which such Person beneficially owns capital stock, partnership interests, limited liability company interests or other ownership interests representing 50% or more in voting power of such ownership interests, with such Person being deemed to have beneficial ownership of 50% or more in voting power of such voting interests or ownership interests of a partnership or limited liability company if such Person or a Subsidiary of such Person (or a combination thereof) shall be, or shall control (directly or indirectly), the sole general partner or the managing general partner of such partnership or the managing member of such limited liability company.

(n) “Total Voting Power” means the aggregate voting power of all issued and outstanding shares of capital stock of the Corporation generally entitled to vote in the election of directors of the Corporation, voting together as a single class.

(o) “voting interests” means, with respect to any legal entity, capital stock, partnership interests, limited liability company interests or other ownership interests entitled generally to vote on the election of directors, managers or other voting members of the governing body of such legal entity.

ARTICLE XIII

AMENDMENTS TO CERTIFICATE OF INCORPORATION

Except as otherwise provided in this Certificate of Incorporation, the Corporation reserves the right to amend and repeal any provisions contained in this Certificate of Incorporation in the manner prescribed by the DGCL, and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Section 4.3(a) (Voting Rights), Article V (Corporate Opportunities and Related Matters), ARTICLE VI (Board of Directors), Article

VII (Stockholder Action), Article VIII (Bylaws), ARTICLE IX (Limitations on Liability and Indemnification), Article X (Exclusive Forum), Article XI (Business Combinations), this Article XIII and any definitions related to any of the foregoing in Article XII (Certain Definitions) may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of any of such provisions, unless, in addition to any affirmative vote required by applicable law or any other provision of this Certificate of Incorporation, such action is approved by the affirmative vote of the holders of shares of capital stock of the Corporation representing not less than 66 2⁄3% of the Total Voting Power.

IN WITNESS WHEREOF, the Corporation has executed this Amended and Restated Certificate of Incorporation this fifth day of July, 2019.

ASSETMARK FINANCIAL HOLDINGS, INC.

By:	/s/ Ted Angus
Name:	Ted Angus
Title:	Executive Vice President and General Counsel

[Signature Page to Certificate of Incorporation]